EXHIBIT 12.1

COMPUTATION OF RATIOS

Ratio of earnings to fixed charges:

	Nine Months
	Ended		Years Ended December 31,
	September	2008	2007	(1)	2006	(1)	2005	(1)	2004	(1)
	30, 2009
Earnings:
Add:
Pre-tax income/(loss) from continuing operations	24,874,744	24,857,523	N/A		N/A		N/A		N/A
Fixed Charges	225,858	291,130	N/A		N/A		N/A		N/A

Less:
Minority interest in earnings of consolidated subsidiaries	115,742	241,197
Interest Capitalized	-	-	N/A		N/A		N/A		N/A

Earnings including short- term investment interest	24,984,860	24,907,456	N/A		N/A		N/A		N/A
Less:
Interest Income	238,492	214,850	N/A		N/A		N/A		N/A
Excluding short-term investment interest	24,746,368	24,692,606	N/A		N/A		N/A		N/A

Fixed Charges:
Interest on indebtedness	225,858	179,130	N/A		N/A		N/A		N/A
Interest within rent expense	-	112,000	N/A		N/A		N/A		N/A
Total fixed charges	225,858	291,130	N/A		N/A		N/A		N/A

Ratio of earnings to fixed charges:
Including deposit interest	110.62	85.55	N/A		N/A		N/A		N/A
Excluding deposit interest	109.57	84.82	N/A		N/A		N/A		N/A

(1) During the years ended December 31, 2007, 2006, 2005 and 2004, we did not incur any interest expense or other fixed charges, therefore, a ratio of earnings to combined fixed charges is not applicable for these periods.